Exhibit 99.1

XpresSpa Group Reports Second Quarter 2022 Results

XpresCheck, through its Partnership with Ginkgo Bioworks, Awarded

New CDC Biosurveillance Contract Valued Up To $61 Million

Leading Health and Wellness Provider for ‘People on the Go’

Demonstrated Success Executing Against Strategic Imperatives

Creating A Strong Retail Engine including Deploying Expanded Product Offering, New Wellness Technology, and Refreshed Look

Expansion Internationally into Istanbul Airport

Webcast and Conference Call Scheduled for 4:30 p.m. ET Today

NEW YORK, August 15, 2022 -- XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today reported that it has filed financial results on Form 10-Q for the second quarter ending June 30, 2022.

Strategic Overview

XpresSpa Group continues to make steady progress on executing against its four core transformational imperatives:

•	Refreshing its business in the airport to attract more customers
•	Creating and executing a completely new retail strategy to not only drive more foot traffic into our airport locations but also augment our on-line presence
•	Adding new customers through revenue-accretive acquisition and the deployment of a B2B wellness product outside the airport
•	Reducing infrastructure cost to better leverage capital

“We are committed to delivering on our four core imperatives and we’re enthusiastic about the measurable progress we’ve made during the last few months,” Scott Milford, XpresSpa Group’s Chief Executive Officer, stated, “We have 26 Spas currently open globally with another five scheduled to open in the third quarter of this year, including our first location in Turkey’s Istanbul Airport. Our Spa performance continues to improve as more travelers return to the air. To support our continued growth, we’re innovating to create a holistic wellness experience for our guests with new services, add-ons, better tech and expanded product offerings. Furthermore, we are creating and executing a completely new retail strategy to drive more foot traffic into our airport locations as well as to our on-line platform. Looking ahead, we’re planning to refresh the look and appearance of our Spa locations later this year and extending into 2023, and we also plan to open our third Treat location in Salt Lake City, Utah in late Q3.”

XpresSpa Group Reports Second Quarter 2022 Results

“In addition to creating a strong retail engine, we remain focused on optimizing our available capital and organizing our business to be able to manage sustainable growth in the future. This includes embracing a lean and agile approach to managing costs in our existing business, while also ensuring we can scale XpresSpa Group's growth in a responsible manner that drives shareholder value.”

Mr. Milford added, “XpresSpa Group is also extremely pleased to announce that XpresCheck, through its partnership with Ginkgo Bioworks, has been awarded a new contract worth as much as $61 million to support the Centers for Disease Control and Prevention’s (CDC) expanded traveler-based genomic surveillance program for SARS-CoV-2, the virus that causes COVID-19. Building on a long-standing relationship with the CDC and Ginkgo Bioworks, the renewed traveler-based surveillance partnership is expected to leverage a variety of sampling modalities, including individual testing, pooled testing, wastewater testing, and a variety of genomic sequencing approaches. This contract is a significant milestone for XpresCheck, and I am proud of the Company’s role in helping the U.S. prepare and safeguard against future potential virologic outbreaks.”

Second Quarter Business Update

XpresCheck®

XpresSpa Group’s XpresTest, Inc. subsidiary (“XpresCheck”) provides medical diagnostic testing services, including COVID-19 testing for its customers. As of today, there are 15 XpresCheck locations operating in 12 airports.

In late 2021, XpresCheck began conducting bio surveillance monitoring, aimed at identifying existing and new SARS-CoV-2 variants, in collaboration with the CDC and Ginkgo Bioworks at four major U.S. airports (JFK International Airport, Newark Liberty International Airport, San Francisco International Airport, and Hartsfield-Jackson Atlanta International Airport). During the second quarter, the Company recognized $1.9 million of revenue related to this collaboration.

XpresSpa Group Reports Second Quarter 2022 Results

As expected, as countries continued to relax their testing requirements, testing volumes at our XpresCheck locations decreased as we progressed through the second quarter.

The Company believes that a strong biosafety program is critical to the control of SARS-CoV-2, or any other potential virus, and remains focused on supporting this invaluable national effort. That said, based on the evolution of testing globally, and the creation of longer term biosurveillance efforts coupled with the current performance of its XpresCheck segment, the Company is in the process of laying out a plan to close unprofitable XpresCheck locations without compromising its biosurveillance apparatus.

XpresSpa®

There are currently 20 operating XpresSpa domestic locations, including two franchise locations, with another five locations scheduled to open in the third quarter. Most of the domestic XpresSpa locations are back to being open 7 days a week, which has improved labor productivity.

The Company, which is seeing renewed interest in wellness services among travelers along with a willingness to spend additional dollars on products and services that will improve their well-being while they travel, is executing a new retail strategy to drive more foot traffic into its airport locations and augment its on-line presence. This includes bringing new technologies and trends, including new tech forward equipment, adding new SKUs in-store and on-line, as well as deploying plans to refresh the look and appearance of some XpresSpa locations beginning later this year and extending into 2023.

Internationally, there are also 6 XpresSpa locations currently operating. These consist of 3 at Dubai International Airport in the UAE and 3 at Schiphol Amsterdam Airport in the Netherlands. The Company recently announced plans to open a XpresSpa location in Istanbul Airport in Turkey beginning in September 2022. This is the first of 5 new XpresSpa locations expected to open at Istanbul Airport by the end of 2022. This expansion will allow XpresSpa Group the opportunity to further leverage its expertise in providing premium wellness services to more international passengers who appreciate health and wellness services and are willing to spend more in pursuit of their well-being.

XpresSpa Group Reports Second Quarter 2022 Results

Treat™

Treat is XpresSpa Group’s travel, health and wellness brand which transforms the way people access care through a suite of health and wellness services, as supported by an integrated digital platform.

Treat’s on-site centers are currently located at JFK International Airport in New York and at Phoenix Sky Harbor International Airport in Arizona. In late Q3, the Company is planning to open a third Treat location at Salt Lake City International Airport in Utah.

On the ground teams provide travel-related diagnostic testing for virus, cold, flu and other illnesses as well as hydration therapy, IV Drips, and vitamin injections. Travelers can purchase time blocks to use available wellness rooms to engage in interactive services like self-guided yoga, meditation and low impact weight exercises, or to relax and unplug from the hectic pace of the airport and renew themselves before or after their trip.

We will continue to evaluate the Treat segment as an opportunity for innovation and growth. We will also use the opportunity to evolve and align spa services with some of the more popular Treat offerings to further integrate these businesses.

HyperPointe

In January 2022, we announced and closed on the acquisition of GCG Connect, LLC d/b/a HyperPointe. HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

Since June 2020, HyperPointe’s management team and suite of services and technology have been used to develop and deploy the technological infrastructure needed to scale the growth of our XpresCheck business. HyperPointe’s experience in this space continues to serve the XpresCheck business and will play a critical role in the expansion of ongoing biosurveillance efforts created by the new contract with Ginkgo Bioworks and the CDC.

XpresSpa Group Reports Second Quarter 2022 Results

Share Repurchase Program

On May 20, 2022, the Company announced that its Board of Directors authorized a 10 million share increase to its existing stock repurchase program, which was extended through September 15, 2023. The original stock repurchase program, announced in August 2021, was for 15 million shares, and there were approximately 3.2 million shares remaining under that original authorization as of the date of such increase.

During the second quarter of 2022, the Company continued to execute on its share repurchase program, repurchasing 1.3 million shares at average cost of $0.76 per share, for a total of $1.0 million.

Since initiating the stock repurchase plan on August 31, 2021, the Company has repurchased approximately 13.2 million shares through June 30, 2022, for total consideration of approximately $19.9 million. As of August 15, 2022, there are 11.8 million shares that may be purchased under the current authorization.

Based upon the current share price, which management believes is substantially undervalued, the intention is to repurchase additional shares, when possible, subject to the limitations of blackout restrictions.

Liquidity and Financial Condition

As of June 30, 2022, the Company had cash and cash equivalents, excluding restricted cash, of $71.1 million and no long-term debt.

Summary of Second Quarter 2022 Financial Results

Total revenue during the three months ended June 30, 2022, was $13.6 million compared to $9.1 million in the corresponding period in 2021. The revenue for the quarter primarily consisted of $7.4 million from XpresCheck locations, as well as $3.7 million in revenue from our reopened XpresSpa locations and Treat wellness centers, and $0.7 million from HyperPointe.

Cost of Sales

Cost of sales increased to $12.4 million from $7.7 million in the prior year second quarter primarily due to the increased costs to operate the XpresCheck locations, and the reopening of certain XpresSpa locations that were temporarily closed during the second quarter of 2021.

XpresSpa Group Reports Second Quarter 2022 Results

General and Administrative Expenses

General and administrative expenses were $7.6 million compared to $4.6 million for the year ago comparable period. The increase was primarily due to functional costs associated with the operations of XpresCheck and Treat wellness centers, XpresSpa locations, and the newly acquired HyperPointe segment.

Income from Operations

Loss from operations was $7.8 million compared to $4.2 million in the prior year second quarter.

Net Income Attributable to Common Shareholders

Net loss attributable to common shareholders was $7.9 million compared to $4.5 million in the prior year second quarter.

XpresCheck Operational Metrics

Total Patients by Quarter

Q1 2021	37,589
Q2 2021	92,415
Q3 2021	113,212
Q4 2021	104,805
Q1 2022	78,976
Q2 2022	30,601

Total Rapid Test (Antigen and PCR) / Percent of Total Patients by Quarter

Q1 2021	27,651	74%
Q2 2021	75,788	82%
Q3 2021	110,376	97%
Q4 2021	103,000	98%
Q1 2022	78,524	99%
Q2 2022	30,746	100%

XpresSpa Group Reports Second Quarter 2022 Results

Rapid PCR Tests / Percent of Total Rapid Tests by Quarter

Q1 2021	114	0%
Q2 2021	32,382	43%
Q3 2021	74,090	67%
Q4 2021	101,526	99%
Q1 2022	78,261	99%
Q2 2022	30,690	100%

Non-GAAP Financial Metrics

Adjusted EBITDA

On a non-GAAP basis, Adjusted EBITDA loss was $5.0 million during the second quarter 2022, compared to Adjusted EBITDA loss of $2.9 million in the prior year second quarter.

We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization expense, non-cash charges, and stock-based compensation expense.

We consider Adjusted EBITDA to be an important indicator for the performance of our operating business, XpresCheck. In particular, we believe that it is useful for analysts and investors to understand that Adjusted EBITDA excludes certain transactions not related to core cash operating activities, which are primarily related to XpresCheck. We believe that excluding these transactions allows investors to meaningfully analyze the performance of core cash operations.

A reconciliation of operating loss presented in accordance with GAAP for the three-month periods ended June 30, 2022 and 2021 to Adjusted EBITDA (loss) is presented in the table below:

	Three months ended June 30,
	2022	2021
Income (loss) from operations	$(7,767)	(4,201)
Add back:
Depreciation and amortization	1,501	946
Impairment/disposal of assets	(52)	---
Stock-based compensation expense	1,320	328
Adjusted EBITDA /(Loss)	$(4,998)	(2,927)

XpresSpa Group Reports Second Quarter 2022 Results

Webcast and Conference Call Today

XpresSpa Group host a webcast and conference call at 4:30 p.m. Eastern Time today. We encourage investors and interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 1-412-902-0130. To submit a question, please email ir@xpresspagroup.com.

The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xpresspagroup.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company operating four brands: XpresCheck®, XpresSpa®, Treat™ and HyperPointe.

•	XpresSpa is a leading airport retailer of wellness services and related products, with 26 locations in 13 airports globally.
•	Treat is a travel health and wellness brand that is providing on-demand access to healthcare through technology and personalized services, including two domestic airport locations.
•	XpresCheck is a leading provider of COVID-19 screening and diagnostic testing with 15 locations in 12 domestic airports. XpresCheck is also partnered with Ginkgo Bioworks, in collaboration with the CDC, conducting biosurveillance monitoring in its airport locations to identify existing and new SARS-CoV-2 variants.
•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

To learn more about XpresCheck, visit: www.XpresCheck.com

To learn more about XpresSpa, visit www.XpresSpa.com

To learn more about Treat, visit: www.Treat.com

To learn more about HyperPointe, visit: www.HyperPointe.com

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Twitter: @Treat_Care and Instagram: @treat_care

XpresSpa Group Reports Second Quarter 2022 Results

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations

Joseph Calabrese

MWW

ir@xpresspagroup.com

Media

Heather Tidwell

MWW

htidwell@mww.com